Confidential
EXHIBIT 10.29

NEWELL BRANDS
EMPLOYEE SAVINGS PLAN

AMENDMENT NO. 6

THIS AMENDMENT NO. 6 is made by Newell Operating Company, a Delaware corporation, (“NOC”) to the Newell Brands Employee Savings Plan (the “Plan”), which was amended and restated effective January 1, 2018, and most recently amended by the Board of Directors of NOC (the “Board”), effective as of January 1, 2024.
W I T N E S S E T H:

WHEREAS, NOC sponsors and maintains the Plan for the exclusive benefit of eligible employees of NOC and of certain of its affiliates who are participating employers; and
WHEREAS, under Section 14.1 of the Plan, the Plan may be amended by resolution or written instrument approved by the Board; and
WHEREAS, the Board has determined that it is appropriate to amend the Plan, effective January 1, 2025, to (1) to provide increased catch-up contribution limits for Plan Participants aged 60 through age 63 pursuant to the SECURE 2.0 Act of 2022, and (2) to provide for certain automatic withdrawals for Plan Participants;;
NOW, THEREFORE, the Board hereby amends the Plan as follows, to be effective as of January 1, 2025.
1.Section 1.9 is deleted in its entirety and the following new Section 1.9 inserted in lieu thereof:
“1.9     “Catch-up Contribution” means in the case of a Participant who will reach at least age 50 on or before the last day of a taxable year, such additional amount of Elective Deferrals that are permitted under Code Section 402(g)(1)(C) as a “catch-up contribution” pursuant to Code Section 414(v)(2)(B)(i), as modified to increase such amount by Code Section 414(v)(2)(E)(i) in the case of a Participant who will reach age 60, 61, 62, or 63, but not age 64, on or before the last day of the taxable year.

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EXHIBIT 10.29

2.Section 3.1(e) is deleted in its entirety and the following new Section 3.1(e) inserted in lieu thereof:
“(e) Elective Deferral Limit. A Participant’s Elective Deferrals, together with his other elective deferrals (as defined in Code Section 402(g)(3)) under any other plan sponsored or maintained by the Employer for any taxable year of the Participant, shall not exceed the amount set forth in Code Section 402(g)(1), as adjusted by the Secretary of the Treasury, plus the amount of any Catch-up Contribution. The BAC may limit a Participant’s Elective Deferrals as necessary to comply with the foregoing limits. Any amount contributed to the Plan by a Participating Employer on behalf of a Participant for any Plan Year that is in excess of the limitations set forth in this subsection, adjusted for earnings, gains, and losses allocable thereto, shall be paid directly to the Participant within the time period set forth in Code Section 402(g)(2). If a Participant has excess Elective Deferrals for a taxable year, the distribution of such excess shall be comprised first of Roth Contributions, if any, and then, to the extent an excess remains, from Pre-Tax Contributions.”

3.Section 11.1(a) is deleted in its entirety and the following new Section 3.1(e) inserted in lieu thereof:

“(a)    Normal and Optional Forms of Payment – Sub-Accounts Other Than Prior Pension Sub-Account. Subject to Section 11.3(b), a Participant shall be entitled to elect to receive the vested portion of the balance of his Account (other than his Prior Pension Sub-Account), as follows:
(i)in the form of a lump sum payment;
(ii)a partial distribution or distributions, provided that any such partial distribution shall be no less than $1,000; or
(iii)automatic withdrawals initiated in accordance with the administrative procedures established under the Plan. There is no minimum distribution amount for the automatic withdrawal form of payment and the Participant may at any time make an election to prospectively cancel or change the automatic withdrawal. Automatic withdrawal payments will terminate upon the receipt of notice of the Participant’s death or exhaustion of available funds in the Participant’s Account. Participants selecting automatic withdrawals must (A) specify the distribution schedule as annual, semi-annual, quarterly or monthly, and (B) specify the basis for determining the amount of each automatic withdrawal based on a fixed time frame (decrement counter or period certain), fixed dollar amount, fixed percentage of the vested Account balance, or payments determined under the Plan’s administrative procedures intended to provide automatic withdrawals over the approximate life expectancy of the Participant.”

1.Section 11.7 is amended to add the following language to the end thereof:

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EXHIBIT 10.29

“A Participant may also request that the required minimum distributions be made in the form of automatic withdrawals initiated in accordance with the administrative procedures established under the Plan. The Participant may cancel the automatic withdrawals for any Plan Year on a prospective basis in accordance with the Plan’s administrative procedures; provided the required minimum distribution provisions of this Section 11.7 shall continue to apply to the Participant’s remaining interest in the Plan. Automatic withdrawals shall automatically cease upon receipt of notice of the Participant’s death and the Participant’s remaining Account shall be distributed in accordance with Article XII or as otherwise provided in the Plan for the Participant’s Prior Plan Pension Sub-Account. Participants selecting automatic withdrawals under this Section 11.7 must (A) specify the distribution schedule as annual, semi-annual, quarterly, monthly, semi-monthly or bi-weekly, and (B) specify the basis for determining the amount of each automatic withdrawal based on a fixed time frame (decrement counter or period certain), fixed dollar amount, fixed percentage of the vested Account balance, or payments determined under the Plan’s administrative procedures intended to provide automatic withdrawals over the approximate life expectancy of the Participant.”
4.Except as specifically amended above, the Plan shall remain unchanged and, as amended herein, shall continue in full force and effect.
5.This Amendment No. 6 to the Plan is effective January 1, 2025.
IN WITNESS WHEREOF, NOC has caused this Amendment No. 6 to the Plan to be executed by its duly authorized representative as of this 30th day of December, 2024.
                        Newell Operating Company

                        By: /s/    Bradford R. Turner
                        Name: Bradford R. Turner
                        Title: Chief Legal and Administrative Officer and
                            Corporate Secretary